FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
April 21, 2014	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Reports Successful Production Test
at Tuchola-4K Well

Salt Lake City, April 21, 2014 – FX Energy, Inc. (NASDAQ: FXEN), reported today that it has completed a successful production test of the Tuchola-4K well.  With 70 meters of the well open, gas was allowed to flow on three different chokes for several hours each, concluding with a twelve-hour flow.  The three chokes were selected to limit production rates to approximately 5 million, 7.5 million, and 10 million cubic feet of gas per day, respectively.  At the conclusion of the final flow period the well was producing more than 11 million cubic feet of gas per day from a 28/64ths inch choke.

The Company’s technical team is analyzing the flow and pressure data from the test to estimate potential production rates and recoverable reserves.  These internal estimates, along with gas composition details and a drilling update, are expected to be released when available.  Photos of this weekend’s flare test are available on the Company’s website.

“We are anxious to see the final test report so we can begin putting some numbers to this new discovery,” said Andy Pierce, VP of Operations.  “Certainly it appears that the Tuchola-4K well, like the Tuchola-3K discovery well, support our exploration concept for the Edge License.  This is very important because we hope to open up a significant new exploration play where we hold 100% interest and can control the pace of exploration and development.  Meanwhile, our operational attention right now is on drilling the next couple of hundred meters into the next potential pay zone.”

The production test was conducted over a 70 meter open interval in the lower Zechstein Ca1 formation from 2,740 to 2,810 meters.  The Company now plans to drill and core below 2,810 meters to examine a secondary target in the Upper Devonian.

The Tuchola-4K is an appraisal of the Tuchola-3K discovery announced eleven months ago.  Both wells serve as “proof of concept” of exploration ideas generated by the Company’s technical team.  The Company’s exploration plans for the Edge License now will focus on 240 square kilometers of new 3D seismic acquired since last year’s Tuchola discovery.  This seismic data covers the area surrounding the Tuchola wells and currently is being processed and interpreted to identify other targets and select the next drill sites.  The Company expects to start drilling another well in the area later this year.

The Tuchola wells are located in the Company’s 730,000 acre Edge License in north central Poland.  FX Energy operates and holds a 100% working interest.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company’s main exploration and production activity is focused on Poland’s Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Market under the symbol FXEN.  Website www.fxenergy.com.
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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com.